Exhibit 99.1

	Company Contact:	Michael Umana
Saucony, Inc.
Chief Financial Officer,
Chief Operating Officer and Treasurer
(978) 532-9000
(800) 625-8080
For Immediate Release
	Investor Relations:	Chad A. Jacobs/Brendon Frey
Integrated Corporate Relations
(203) 222-9013
cjacobs@icr-online.com

SAUCONY, INC. TO PRESENT AT THE 6th ANNUAL ICR XCHANGE, LEISURE & LIFESTYLE CONFERENCE

— The Company Expects to Exceed Previous Net Sales and EPS Guidance for the Fourth Quarter —

Peabody, Massachusetts — January 14, 2004 — Saucony, Inc. (NASDAQ: SCNYA and SCNYB) today announced that the Company will be presenting at The 6th Annual ICR XChange, Leisure & Lifestyle Conference. The Saucony investor presentation will be webcast live at 1:10 p.m. Pacific Time on January 15, 2004 at the investor relations section of the Company’s website, www.sauconyinc.com. The investor presentation will be webcast simultaneously at www.icrxchange.com.

On October 28, 2003, Saucony announced net sales guidance of approximately $30 million and earnings per share guidance in the range of $0.08 to $0.10 for the fourth quarter of fiscal 2003 and earnings per share guidance in the range of $1.19 to $1.21 for the 2003 fiscal year. The Company now expects net sales to be approximately $31 million and earnings per share to be in the range of approximately $0.14 to $0.17 for the fourth quarter of 2003. In addition, the Company now expects earnings per share for the 2003 fiscal year to be in the range of approximately $1.25 to $1.28. These results are preliminary and subject to year-end audit.

Saucony, Inc. designs, develops, and markets (i) a broad line of performance-oriented athletic shoes for adults under the Saucony® brand name, (ii) athletic apparel under the Hind® brand name and (iii) athletic and workplace shoes under the Spot-bilt® name.

This press release contains forward-looking statements, including with respect to the Company’s net sales for the fourth quarter of fiscal 2003 and the Company’s earnings per share for both the fourth quarter of fiscal 2003 and the 2003 fiscal year, that involve a number of risks and uncertainties. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include the final closing and calculation of the Company’s financial results for the fourth quarter of 2003 and the audit of the Company’s financial results for the 2003 fiscal year and such other factors as are set forth in the Company’s Annual Report on Form 10-K under “Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations – Certain Other Factors that May Affect Future Results” (“Certain Factors”) filed by Saucony, Inc. with the Securities and Exchange Commission on April 3, 2003, which Certain Factors discussion is incorporated herein by this reference. In particular, there can be no assurance as to the level of revenues, net income, gross margins, selling, general and administrative expenses, income tax provisions and other operating results that will be achieved by the Company because such items are materially dependent upon the condition of the domestic and world economies, the impact of foreign regulation and the performance of foreign suppliers, competition from third parties and consumer preferences. All forward-looking statements are made only as of the date of this press release. The Company makes no undertaking to update any of these statements.